                       FUND PARTICIPATION AGREEMENT


       THIS FUND PARTICIPATION AGREEMIENT is made and entered into as of September 26, 1996 by and between LINCOLN LIFE & ANNUITY CONTANY OF NEW YORK (the "Company") and TWENTIETH CENTURY SECURITIES, INC. (the
"Distributor").

       WHEREAS, the Company offers to the public certain group variable annuity contracts and group variable life insurance contracts (the "Contracts"); and

       WHEREAS, the Company wishes to offer as investment options under the Contracts, TCI Balanced and TCI Growth (the "Funds"), both of which are a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by TCI Portfolios, Inc. (the "Issuer"); and

       WHEREAS, on the terms and conditions hereinafter set forth, Distributor and the Issuer desire to make shares of the Funds available as investment options under the Contracts and to retain the Company to perform certain administrative services on behalf of the Funds;

       WHEREAS, the Funds are open-end management investment companies that were established for the purpose of serving as the investrnent vehicles for separate accounts established for variable life insurance policies and variable annuity contracts (collectively referred to as "Variable Insurance Products", the owners of such products being referred to as "Contract Owners") to be offered by insurance companies which have entered into participation agreements with the Fund ("Participating Insurance Companies"); and

       WHEREAS, the Issuer filed with the Securities and Exchange Commission (the "SEC") and the SEC has declared effective a registration statement (referred to herein as the "Fund Registration Statement" and the prospectus contained therein, or filed pursuant to Rule 497 under the 1933 Act, referred to herein as the "Fund Prospectus") on Form N-IA to register itself as an open-end management investment company (File No. 40-811-5188) under the Investment Company Act of 1940, as amended (the " 1940 Act"), and the Fund shares (File No. 33-14567) under the Securities Act of 1933, as amended (the "1933 Act"); and

       WHEREAS, the Company has filed a registration statement with the SEC to register under the 1933 Act certain variable annuity contracts described in Schedule A to this Agreement as in effect at the time this Agreement is executed and such other variable annuity contracts and variable life insurance policies wolfish may be added to Schedule A from time to time (each such registration statement for a class or classes of contracts fisted on Schedule A being referred to as the "Contracts Registration Statement" and the prospectus for each such class or classes being referred to herein as the "Contracts Prospectus "); and

       WHEREAS, each Account (defined in Section 7(a) below), a validly existing separate account, duly authorized by resolution of the Board of Directors of the Company, set forth on

Schedule B sets aside and invests assets attributable to the Contracts; and

       WHEREAS, the Company has registered or will have registered each Account with the SEC as a unit investment trust under the 1940 Act before any Contracts are issued by that Account; and

       WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange. Act of 1934, as amended (the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and

       WHEREAS, the Distributor and the Issuer have entered into an agreement (the "Distribution Agreement") pursuant to which the Distributor will distribute Fund shares; and

       WHEREAS, Investors Research Corporation (the "Investrnent Advisor") is registered as an investment adviser under the 1940 Act and any applicable state securities laws and serves as an investment manager to the Issuer and the Funds pursuant to an agreement; and

       WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Fund shares on behalf of each Account to fund its Contracts and the Distributor is authorized to sell such Fund shares to purchasers such as the Accounts at net asset value;

       NOW, THEREFORE, the Company and Distributor agree as follows:

       1. TRANSACTIONS IN THE FUNDS. Subject to the terms and conditions of this Agreement, the Distributor will cause the Issuer to make shares of the Funds available to be purchased, exchanged, or redeemed, by the Company on behalf of the Accounts through a single account per Fund at the net asset value applicable to each order. The Funds' shares shall be purchased and redeemed on a net basis in such quantity and at such time as determined by the Company to satisfy the requirements of the Contracts for which the Funds serve as underlying investment media. Dividends and capital gains distributions will be alltomatically reinvested in full and fractional shares of the Funds.

       2. ADMINISTRATIVE SERVICES. The Company shall be solely responsible for providing all administrative services for the Contract Owners. The Company agrees that it will maintain and preserve all records as required by law to be maintained and preserved, and will otherwise comply with all laws, rules and regulations applicable to the marketing of the Contracts and the provision of administrative services to the Contract Owners.

       3.   TIMING OF TRANSACTIONS.

       Distributor hereby appoints the Company as its agent and/or agent for the Funds for the limited purpose of accepting purchase and redemption orders for Fund shares from the Accounts and/or Contract Owners, as applicable. On each day the New York Stock Exchange (the "Exchange") is open for trading (each, a "Business Day"), the Company may receive instructions from the Accounts and/or Contract Owners for the purchase or redemption of shares of the Funds ("Orders"). Orders received and accepted by the Company prior to the close of regular trading on the Exchange (the "Close of

Trading") on any given Business Day (currently, 4:00 p.m. Eastern time) and transmitted to the Issuers by 10: 00 a.m. Eastern time on the next following Business Day will be executed at the net asset value determined as of the Close of Trading on the previous Business Day. Any Orders received by the Company after the Close of Trading, and all Orders that are transmitted to the Issuers after 10:00 a.m. Eastern time on the next following Business Day, will be executed by the Issuers at the net asset value next determined following receipt of such Order. The day as of which an Order is executed by the Issuers pursuant to the provisions set forth above is referred to herein as the "Trade Date".

       4.   PROCESSING OF TRANSACTIONS.

       (a) By 7:00 p.m. Eastern time on each Business Day, Distributor will provide to the Company, via facsimile or other electronic transmission acceptable to the Company, the Funds' net asset value, dividend and capital gain information and, in the case of income funds, the daily accrual for interest rate factor (mil rate), determined at the Close of Trading.

       (b) By 10:00 a.m. Eastern time on each Business Day, the Company win provide to Distributor via facsimile or other electronic transmission acceptable to Distributor a report stating whether the Orders received by the Company from Contract Owners by the Close of Trading on the preceding Business Day resulted in the Accounts being a net purchaser or net seller of shares of the Funds. As used in this Agreement, the phrase "other electronic transmission acceptable to Distributor" includes the use of remote computer terminals located at the premises of the Company, its agents or affiliates, which terminals may be linked electronically to the computer system of Distributor, its agents or affiliates (hereinafter, "Remote Computer Terminals").

       (c) Upon the timely receipt from the Company of the report described in (b) above, the Funds' transfer agent will execute the purchase or redemption transactions (as the case may be) at the net asset value computed as of the Close of Trading on the Trade Date. Payment for net purchase transactions shall be made by wire transfer to the applicable Fund custodial account designated by the Distributor on the Business Day next following the Trade Date. Such wire transfers shall be initiated by the Company's bank prior to 4:00 p.m. Eastern time and received by the Funds prior to 6:00 p.m. Easter time on the Business Day next following the Trade Date ("T + I"). If payments for a purchase Order is not timely received, such Order will be executed at. the net asset value next computed following receipt of payment. Payments for net redemption transactions shall be made by wire transfer by the Issuer to the account designated by the Company on T + 1; PROVIDED, HOWEVER the Issuer reserves the right to settle redemption transactions within the time period set forth in the applicable Fund's then-current prospectus. On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Orders. Orders will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open and the original Trade Date will apply.

       5.   PROSPECTUS, PROXY MATERIALS AND OTHER INFORMATION.

       (a) Distributor shall provide the Company with copies of the Issuer's proxy materials, periodic fund reports to shareholders and other materials that are required by law to be sent to the

Issuer's shareholders. In addition, Distributor shall provide the Company with a sufficient quantity of prospectuses and Statements of Additional Information of the Funds to be used in conjunction with the transactions contemplated by this Agreement, together with such additional copies of the Issuer's prospectuses and Statements of Additional Information as may be reasonably requested by Company. If the Company provides for pass-through voting by the Contract Owners, Distributor will provide the Company with a sufficient quantity of proxy materials for each Contract Owner.

       (b) The cost of preparing, printing and shipping of the prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Company shall be paid by Distributor or its agents or affiliates; PROVIDED, HOWEVER, that if at any time Distributor or its agent reasonably deems the usage by the Company of such items to be excessive, it may, prior to the delivery of any quantity of materials in excess of what is deemed reasonable, request that the Company demonstrate the reasonableness of such usage. If the Distributor believes the reasonableness of such usage has not been adequately demonstrated, it may request that the Company pay the cost of printing (including press time) and delivery of any excess copies of such materials. Unless the Company agrees to make such payments, Distributor may refuse to supply such additional materials and Distributor shall be deemed in compliance with this SECTION 5 if it delivers to the Company at least the number of prospectuses and other materials as may be required by the Issuers under applicable law.

       (c) The cost of distribution, if any, of any prospectuses, proxy materials, periodic fund reports and other materials of the Issuer to the Contract Owners shall be paid by the Company and shall not be the responsibility of Distributor or the Issuer.

       (d) Except with the prior written permission of the Company, the Fund shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account or the Contracts other than the information or representations contained in the Contracts Registration Statement or Contracts Prospectus, as such Registration Statement and Prospectus may be amended or supplemented from time to time, or in published reports of the Account which are in the public domain or approved in writing by the Company for distribution to Contract Owners, or in Company sales literature or other promotional material. The Company agrees to respond to any request for permission on a prompt and timely basis. If the Company fails to respond within 10 business days of a request by the Fund or the Distributor, then the Fund is relieved of the obligation to obtain the prior written permission of the Company.

       (e) For purposes of this SECTION 5, the phrase "sales literature or other promotional material" includes, but is not limited to, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, computer net site, signs or billboards, motion pictures or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, in print or electronically, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or a agents or employees, registration statements, prospectuses, Statements of Additional Information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under NASD rules, the 1940 Act or the 1933 Act.

       6.   COMPENSATION AND EXPENSES.

       (a) The Accounts shall be the sole shareholder of Fund shares purchased for the Contract Owners pursuant to this Agreement (the "Record Owners"). The Company and the Record Owners shall properly complete any applications or other forms required by Distributor or the Issuer from time to time.

       (b) Distributor acknowledges that it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract Owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, Distributor will pay the Company a fee (the "Administrative
Services fee") equal to 20 basis points (0.20%) per annum of the average aggregate amount invested by the Company under this Agreement. Distributor's obligation to pay the Administrative Services Fee shall be suspended with respect to any month during which the Company's average aggregate investment in the Funds drops below $10 million. Notwithstanding the above, if the Company's average investment in a single Fund during a month exceeds $5 million, Distributor will pay the Company the Administrative Services Fee with respect to all amounts invested in such Fund. If the Company's investment in such Fund drops below $5 million, the Distributors obligation to pay the Administrative Services Fee shall be suspended until the Company's average investment in the Fund exceeds $5 million or average aggregate investment in the Funds exceeds $10 million. For purposes of this SECTION 6(B), the average aggregate investrnent amount of Company's investment shall include assets of UNUM Life Insurance Company of America and First UNT-JM Life Insurance Company acquired by Company.

       (c) The payments received by the Company under this Agreement are for administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution.

       (d) For the purposes of computing the payment to the Company contemplated by this Section 6, the average aggregate amount invested by the Accounts in the Funds over a one month period shall be computed by totaling the Company's aggregate investment (share net asset value multiplied by total number of shares of the Funds held by the Company) on each Business Day during the month and dividing by the total number of Business Days during such month.

       (e) Distributor will calculate the amount of the payment to be made pursuant to this Section 6 at the end of each calendar quarter and will make such payment to the Company within 30 days thereafter. The check for such payment will be accompanied by a statement showing the calculation of the amounts being paid by Distributor for the relevant months and such other supporting data as may be reasonably requested by the Company and shall be mailed to:

                    LINCOLN LEFE & ANNUITY COWANY OF NEW YORK
                    120 Madison Street, 17th floor
                    Syracuse, NY 13202
                    Attention: Philip Holstein

       In the event Distributor reduces its management fee with respect to any Fund after the date hereof, Distributor may amend the Administrative Services fee payable with regard to such Fund by providing the Company 30 days' advance written notice of any such adjustment. The revised Administrative Services fee shall become effective as of the latter of 30 days from the date of delivery of the notice or the date prescribed in the notice.

       7.   REPRESENTATIONS AND WARRANTIES.

       (a) The Company represents and warrants that: (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms; (ii) it has established the Separate Accounts listed on Schedule B (the "Accounts"), each of which is a separate account under New York Insurance law, and has registered each Account as a unit investrnent trust under the Investment Company Act of 1940 (the " 1940 Act") to serve as an investment vehicle for the Contracts;
(iii) each Contract provides for the allocation of net amounts received by the Company to an Account for investment in the shares of one of more specified investment companies selected among those companies available through the Account to act as underlying investment media; (iv) selection of a particular investment company is made by the Contract Owner under a particular Contract, who may change such selection from time to time in accordance with the terms of the applicable Contract; and (v) the activities of the Company contemplated by this Agreement comply with all provisions of federal and state insurance, securities, and tax laws applicable to such activities.

       (b) Distributor represents and warrants that: (i) this Agreement has been duly authorized by all necessary corporate action and, when executed and delivered, shall constitute the legal, valid and binding obligation of Distributor, enforceable in accordance with its terms; and (ii) the investments of the Funds will at all times be adequately diversified within the meaning of Section 817(h) of the Internal Revenue Service Code of 1986, as amended (the "Code"), and the regulations thereunder, and that at all tirnes when this Agreement is in effect, all beneficial interests in each of the Funds will be owned by one or more insurance companies or by any other party permitted under Section 1.817-5(f)(3) of the Regulations promulgated under the Code; and (iii) each Fund currently qualifies as a Regulated Investment Company under Subchapter M of the Code. The Distributor further represents and warrants that it will make every effort to cause the Funds to continue to qualify and to maintain such qualification (under Subchapter M or any successor or similar provision), and that it will notify the Company immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future and (iv) that it is registered as a Broker-Dealer under the 1934 Act.

       (c) The Distributor represents and warrants that Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act and duly authorized for issuance in accordance with applicable law and that the Fund is and shall remain registered under the 1940 Act for so long as the Fund shares are sold. The Distributor further represents and warrants that the Issuer is a corporation duly organized and in good standing under the laws of Maryland.

       (d) The Distributor represents and warrants that the Funds have and maintains a fidelity bond in accordance with Rule 17g-I under the 1940 Act. The Fund will immediately notify the Company in the event the fidelity bond coverage should lapse at any time.

       8.   ADDITIONAL COVENANTS AND AGREEMENTS.

       (a) Each party shall comply with all provisions of federal and state laws applicable to its respective activities under this Agreement. All obligations of each party under this Agreement are subject to compliance with federal and state laws.

       (b) Each party shall promptly notify the other parties in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

       (c) The Company covenants and agrees that all Orders accepted and transmitted by it hereunder with respect to each Account on any Business Day will be based upon instructions that it received from the Contract Owners in proper form prior to the Close of Trading of the Exchange on that Business Day. The Company shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with SECTION 8(C) hereof

       (d) The Company covenants and agrees that all Orders transmitted to the Issuers, whether by telephone, telecopy, or other electronic transmission acceptable to Distributor, shall be sent by or under the authority and direction of a person designated by the Company as being duly authorized to act on behalf of the owner of the Accounts. Absent actual knowledge to the contrary, Distributor shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of the Company is "an appropriate person" as used in Sections 8-308 and 8404 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. The Company shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of Remote Computer Terminals and assumes full responsibility for the security therefor. The Company further agrees to be responsible for the accuracy, propriety and consequences of all data transmitted to Distributor by the Company by telephone, telecopy or other electronic transmission acceptable to Distributor.

       (e) The Company agrees to make every reasonable effort to market its Contracts. It will use its best efforts to give equal emphasis and promotion to shares of the Funds as is given to other underlying investments of the Accounts.

       (f) The Company shall not, without the written consent of Distributor, make representations concerning the Issuer or the shares of the Funds except those contained in the then- current prospectus and in current printed sales literature approved by Distributor or the Issuer.

       (g) Advertising and sales literature with respect to the Issuer or the Funds prepared by the Company or its agents, if any, for use in marketing shares of the Funds as underlying investment media to Contract Owners shall be submitted to Distributor for review and approval before such material is used. All such materials shall be directed to Dina Tantra, Distributor's advertising compliance manager (or such other person as Distributor may designate in writing) by mail at 4500 Main Street, Kansas City, Missouri 64111, or by fax at (816) 340-4074. Such materials shall be accompanied by a request for approval or comments within a reasonable amount of time, which shall not be less than 10 business days from the date delivered to Distributor. The Company agrees to use reasonable efforts to notify Distributor's advertising compliance manager of the delivery of such materials (which includes leaving a voice mail message). If Distributor fails to respond within the time period set forth in the request for review, Company may use such material as submitted without final approval by Distributor. If subsequent to approval by Distributor (or the expiration of the time period set forth in the request for approval), Distributor reasonably determines any such material is or has become inaccurate, rnisleading or otherwise inappropriate, it may request that the Company modify such advertising and sales literature, which the Company will do at the next reprinting of any such materials. If Distributor determines that such material should be modified immediately, Distributor shall notify the Company of such fact and Company shall accommodate Distributor's reasonable requests. In such instances, Distributor shall pay the Company's reasonable out-of-pocket expenses in reprinting any such advertising and sales materials. Notwithstanding anything contained herein, Company shall be responsible for the compliance of all advertising and sales literature prepared by the Company with all applicable federal, state and NASD requirements

       (h) The Company will provide to Distributor at least one complete copy of all registration statements, prospectuses, statements of additional information, annual and semi-annual reports, proxy statements, and all amendments or supplements to any of the above that include a description of or information regarding the Funds promptly after the filing of such document with the SEC or other regulatory authority.

       (i) Each party will comply with reasonable requests for information and documents regarding the Funds or the other party's compliance with its obligations under this Agreement made by the other party, by the Funds' Board of Directors or by any appropriate governmental entity or self regulatory organization.

       9. USE OF NAMES. Except as otherwise expressly provided for in this Agreement, neither Distributor nor the Funds shall use any trademark, trade name, service mark or logo of the Company, or any variation of any such trademark, trade name, service mark or logo, without the Company's prior written consent, the granting of which shall be at the Company's sole option. Except as otherwise expressly provided for in this Agreement, the Company shall not use any trademark, trade name, service mark or logo of the Issuer or Distributor, or any variation of any such trademarks, trade names, service marks, or logos, without the prior written consent of either the Issuer or Distributor, as appropriate, the granting of which shall be at the sole option of Distributor and/or the Issuer.

       10.  PROXY VOTING.

       (a) The Company shall provide pass-through voting privileges to all Contract Owners so long as the SEC continues to interpret the 1940 Act as requiring such privileges. It shall be the responsibility of the Company to assure that it and the separate accounts of the other Participating Companies (as defined in SECTION 12(A) below) participating in any Fund calculate voting privileges in a consistent manner.

       (b) The Company will distribute to Contract Owners all proxy material furnished by Distributor and will vote shares in accordance with instructions received from such Contract Owners. The Company shall vote Fund shares for which no instructions have been received in the same proportion as shares for which such instructions have been received. The Company shall not oppose or interfere with the solicitation of proxies for Fund shares held for such Contract Owners.

       11.  INDEMNITY.

11.1. INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify and hold harmless the Fund, the Distributor and each person who controls or is associated with the Fund (other than another Participating Insurance Company) or the Distributor within the meaning of such terms under the federal securities laws and any officer, trustee, director, employee or agent of the foregoing, against any and all losses, claims, expenses, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages or liabilities:

            (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Contracts Registration Statement, Contracts Prospectus, sales literature or other promotional material for the Contracts or the Contracts themselves (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; provided that this obligation to indemnify shall not apply if such statement or omission or such alleged statement or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Company by the Distributor (or a person authorized in writing to do so on behalf of the Fund or the Distributor) for use in the Contracts Registration Statement, Contracts Prospectus or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

            (b) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact by or on behalf of the Company (other than statements or representations contained in the Fund Registration Statement, Fund Prospectus or sales literature or other promotional material of the Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control with respect to the sale or distribution of the Contracts or Fund shares; or

            (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in the Fund Registration Statement, Fund Prospectus or sales literature or other promotional material of the Fund or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in fight of the circumstances in which they were made, if such statement or omission was made in reliance upon and in conformity with information furnished to the Distributor by or on behalf of the Company; or

            (d) arise as a result of any failure by the Company to provide the services and furnish the materials or to make any payments under the terms of this Agreement; or

            (e) arise out of any material breach by the Company of this Agreement, including but not limited to any failure to transmit a request for redemption or purchase of Fund shares on a timely basis in accordance with the procedures set forth in SECTION 3; or

            (f) arise as a result of the Company's providing the Distributor with inaccurate information, which causes the Distributor to calculate its Net Asset Values incorrectly.

This indemnification will be in addition to any liability which the Company may otherwise have; provided, however, that no party shall be entitled to indemnification if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

11.2. INDEMNIFICATION BY THE DISTRIBUTOR. The Distributor agrees to indemnify and hold harmless the Company and each person who controls or is associated with the Company within the meaning of such terms under the federal securities laws and any officer, director, employee or agent of the foregoing, against any and all losses, claims, expenses, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages or liabilities:

            (a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund Registration Statement, Fund Prospectus (or any amendment or supplement thereto) or sales literature or other promotional material of the Fund, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in fight of the circumstances in which they were made; provided that this obligation to indemnify shall not apply if such statement or omission or alleged statement or alleged omission was made in reliance upon and in conformity with information furnished in writing by the Company to the Distributor or its affiliates for use in the Fund Registration Statement, Fund Prospectus (or any amendment or supplement thereto) or sales literature or other promotional material of the Fund or otherwise for use in connection with the sale of the Contracts or Fund shares; or

            (b) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact made by the Distributor (other than statements or representations contained in the Fund Registration Statement, Fund Prospectus or sales literature or other promotional material of the Fund not supplied by the Distributor or persons under their control) or gross negligence, willful misfeasance or bad faith of the Distributor or persons under its control with respect to the sale or distribution of the Contracts or Fund shares; or

            (c) arise out of any untrue statement or alleged untrue statement of a material fact contained in the Contract's Registration Statement, Contracts Prospectus or sales literature or other promotional material for the Contracts (or any amendment or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in fight of the circumstances in which they were made, if such statement or omission was made in reliance upon information furnished in writing by the Distributor to the Company (or a person authorized in writing to do so on behalf of the Fund or the Distributor); or

            (d) arise as a result of any failure by the Distributor to provide the services and furnish the materials under the terms of this Agreement (including, but not by way of limitation, a failure, whether unintentional or in good faith or otherwise: (i) to comply with the diversification requirements specified in SECTION 7(B) of this Agreement; and (H) to provide the Company with accurate information sufficient for it to calculate its accumulation and/or annuity unit values in timely fashion as required by law and by the this Agreement); or

            (e) arise out of any material breach by the Distributor of this Agreement.

This indemnification will be in addition to any liability which the Distributor may otherwise have; provided, however, that no party shall be entitled to indemnification if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

11.3. INDEMNIFICATION PROCEDURES. After receipt by a party entitled to indemnification ("indemnified party") under this SECTION 11 of notice of the commencement of any action, if a claim in respect thereof is to be made by the indemnified party against any person obligated to provide indemnification under this SECTION 11 ("indemnifying party"), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so notify the indemnifying party will not relieve it from any liability under this SECTION 11, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. The indemnifying party, upon the request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (I) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the sarne counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgrnent for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

       A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this SECTION 11. The indemnification provisions contained in this SECTION 11 shall survive any of this Agreement.

       12.  POTENTIAL CONFLICTS.

       (a) The Company has received a copy of an application for exemptive relief, as amended, filed by Investors Research and the Issuer on December 21, 1987, with the SEC and the order issued by the SEC in response thereto (the "Shared Funding Exemptive Order"). The Company has reviewed the conditions to the requested relief set forth in such application for exemptive relief. As set forth in such application, the Board of Directors of the Issuer (the "Board") will monitor the Issuer for the existence of any material irreconcilable conflict between the interests of the Contract Owners of all separate accounts ("Participating Companies") investing in funds of the Issuer. An irreconcilable material conflict may arise for a variety of reasons, including: (i) an action by any state insurance regulatory authority; (ii) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar actions by insurance, tax or securities regulatory authorities; (iii) an administrative or judicial decision in any relevant proceeding; (iv) the manner in which the investments of any portfolio are being managed; (v) a difference in voting instructions given by variable annuity Contract Owners and variable life insurance Contract Owners; or (vi) a decision by an insurer to disregard the voting instructions of Contract Owners. The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

       (b) The Company will report any potential or existing conflicts of which it is aware to the Board. The Company will assist the Board in carrying out its responsibilities under the Shared Funding Exemptive Order by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract Owner voting instructions are disregarded.

       (c) If a majority of the Board, or a majority of its disinterested Board members, determines that a material irreconcilable conflict exists with regard to Contract Owner investments in a Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that the Company is responsible for causing or creating said conflict, the Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include but shall not be limited to (i) withdrawing the assets allocable to the Accounts from the Fund and reinvesting such assets in a different investment medium or submitting the question of whether such segregation should be implemented to a vote of all affected Contract Owners and as appropriate, segregating the assets of any appropriate group (i.e., annuity Contract Owners, life insurance Contract Owners, or variable Contract Owners of one or more Participating Companies) that votes in favor of such segregation, or offering to the affected Contract Owners the option of making such a change and (ii) establishing a new registered management investment company or managed separate account. Nothing in this SECTION 12(C) shall be construed to waive any cause of action which may be available to Company against any other Participating Insurance Company or Companies, or against any other person or entity, in the event Company determines good faith that it (Company) is not responsible (or is not solely responsible) for the material irreconcilable conflict.

       (d) If a material irreconcilable conflict arises as a result of a decision by the Company to disregard its Contract Owner voting instructions and said decision represents a minority position or would preclude a majority vote by all of its Contract Owners having an interest in the Issuer, the Company at its sole cost, may be required, at the Board's election, to withdraw an Account's investment in the Issuer and terminate this Agreement; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

       (e) For the purpose of this SECTION 12, a majority of the disinterested Board members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Issuer be required to establish a new funding medium for any Contract. The Company shall not be required by this SECTION 12 to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contract Owners materially adversely affected by the irreconcilable material conflict.

       13. APPLICABLE LAW. This agreement shall be subject to the provisions of all applicable securities law, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant, and the terms hereof shall be limited, interpreted and construed in accordance therewith.

       14. TERMINATION. This agreement shall terminate as to the sale and issuance of new Contracts:

       (a) at the option of either the Company, Distributor or the Issuer upon six months' advance written notice to the other;

       (b) at the option of the Company if the Funds' shares are not available for any reason to meet the requirement of Contracts as detennined by the Company. Reasonable advance notice of election to terminate shall be furnished by Company;

       (c) at the option of either party upon institution of formal proceedings against the other party or against the Investment Advisor by the National Association of Securities Dealers, Inc. (the "NASD"), the SEC or any other regulatory body which the terminating party reasonably believes will result in a material harm to the terminating party or the Funds or the Accounts or the Contract Owners;

       (d) upon termination of the Distribution Agreement between the Issuer and Distributor or the Management Agreement between Investors Research and the Funds. Notice of such termination shall be promptly finished to the Company. This subsection (d) shall not be deemed to apply if contemporaneously with such termination a new contract of substantially similar terms is entered into between the Issuer and Distributor with respect to the Distribution Agreement or the Issuer and the Funds with respect to the Management Agreement;

       (e) upon the requisite vote of Contract Owners having an interest in the Issuer to substitute for the Issuer's shares the shares of another investment company in accordance with the terms of Contracts for which the Issuer's shares had been selected to serve as the underlying investment medium. The Company will give 60 days written notice to the Issuer and Distributor of any proposed vote to replace the Funds' shares;

       (f) upon assignment of this Agreement unless made with the written consent of all other parties hereto;

       (g) if the Issuer's shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by the Company. Prompt notice shall be given by either party should such situation occur;

       (h) at the option of the Issuer, if the Issuer reasonably determines in good faith that the Company is not offering shares of the Fund in conformity with the terms of this Agreement or applicable law;

       (i) at the option of any party hereto upon a determination that continuing to perform under this Agreement would, in the reasonable opinion of the terminating party's counsel, violate any applicable federal or state law, rule, regulation or judicial order;

       (j) at the option of the Company or the Fund upon a determination by a majority of the Fund Board, or a majority of disinterested Fund Board members, that an irreconcilable material conflict exists among the interests of (i) any Contract Owners or (ii) the interests of the Participating Insurance Companies investing in the Fund;

       (k) at the option of the Company if the Fund ceases to qualify as a Regulated Investment Company under Subchapter M of the Code, or under any successor or similar provision, or if the Company reasonably believes, based on an opinion of its counsel, that the Fund may fail to so qualify;

       (l) at the option of the Company if the Fund falls to meet the diversification requirements specified in Section 817(h) of the Code and any regulations thereunder;

       (m) at the option of either the Fund or the Distributor if the Fund or the Distributor, respectively, shall determine, in their sole judgment exercised in good faith that either (1) the Company shall have suffered a material adverse change in its business or financial condition; or (2) the Company shall have been the subject of material adverse publicity which is Likely to have a material adverse impact upon the business and operations of either the Fund or the Distributor; or

       (n) at the option of the Company, if the Company shall determine, in its sole judgment exercised in good faith, that either: (1) the Investment Advisor or Distributor shall have suffered a material adverse change in their respective businesses or financial condition; or (2) the Investment Advisor or Distributor shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company.

       15.  CONTINUATION OF AGREEMENT.

       (a) Termination as the result of any cause listed in SECTION 14 shall not affect the Issuer's obligation to furnish its shares to Contracts then in force for which its shares serve or may serve as the underlying medium (unless such further sale of Fund shares is proscribed by law or the SEC or other regulatory body). Following termination, Distributor shall not have any Administrative Services payment obligation to the Company (except for payment obligations accrued but not yet paid as of the termination date).

       (b)  Notwithstanding any termination of this Agreement pursuant to
SECTION 14 of this Agreement, the Fund will, at the option of the Company, continue to make available additional Fund shares for so long after the termination of this Agreement as the Company desires, pursuant to the terms and conditions of this Agreement for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, if the Company so elects to make additional Fund shares available, the owners of the Existing Contracts or the Company, whichever shall have legal authority to do so, shall be permitted to redeem investments in the Fund and/or invest in the Fund.

       (c) If Fund shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect except as set forth in SECTION 14(A) and thereafter either the Fund or the Company may terminate the Agreement, as so continued pursuant to this Section 15, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Fund, need not be for more than six months.

       (d) The parties agree that this SECTION 15 shall not apply to any termination made pursuant to SECTION 12 or any conditions or undertakings incorporated by reference in SECTION 12, and the effect of such SECTION 12 termination shall be governed by the provisions set forth or incorporated by reference therein.

       16. NON-EXCLUSIVITY. Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

       17.  SURVIVAL.  The  provisions of SECTION 9 (use of names) and
Section 11 (indemnity) of this Agreement shall survive termination of this Agreement.

       18. AMENDMENT. Neither this Agreement, nor any provision hereof, may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all of the parties hereto.

       19. NOTICES. ALL notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopier, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

       To the Company:

                            LINCOLN LIFE & ANNUITY CONTANY OF NEW YORK
                            120 Madison Street, 17th Floor
                            Syracuse, NY 13202
                            Attention: Philip Holstein
                            (315) 477-2845 (office number)

       To the Issuer or Distributor:

                            Twentieth Century Mutual Funds
                            4500 Main Street
                            Kansas City, Missouri 64111
                            Attention: Charles A. Etherington, Esq.
                            (816) 3404051 (office number)
                            (816) 3404964 (telecopy number)

Any notice, demand or other communication given in a manner prescribed in this
SECTION 18 shall be deemed to have been delivered on receipt.

       20. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned without the written consent of all parties to the Agreement at the time of such assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

       21. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

       22. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

       23. ENTIRE AGREEMENT. This Agreement including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

TWENTUTH CENTURY SECURITIES, INC.                LINCOLN LIFE & ANNUITY
                                           COMPANY OF NEW YORK

By: /s/ William M. Lyons                   By: /s/ Philip L. Holstein
William M. Lyons                           Name: Philip L. Holstein
Executive Vice President                   Title: President

                                        SCHEDULE A

                                 VARIABLE ANNUITY CONTRACTS
                            AND VARIABLE LIFE INSURANCE POLICIES
                               SUPPORTED BY SEPARATE ACCOUNTS
                                    LISTED ON SCHEDULE B



Group Variable Annuity I Contracts

Group Variable Annuity II Contracts

Group Variable Annuity III Contracts

                                        SCHEDULE B

                 SEPARATE ACCOUNTS OF LINCOLN LIFE & ANNUITY COMPANY OF NEW
                                          YORK

                                   INVESTING IN THE FUND



Lincoln Life & Annuity Variable Annuity Account L

                  AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT

       THIS AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT (the "Amendment") is effective as of __________, 1999, by and among LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK (the "Company"), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC ("ACIM"), and AMERICAN CENTURY INVESTMENT SERVICES, INC., F/K/A TWENTIETH CENTURY SECURITIES, INC. (the "ACIS"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

       WHEREAS, the Company and ACIS are parties to that certain Fund Participation Agreement dated September 26, 1996 (the "Agreement") in connection with the participation by the Funds in Contracts offered by the Company to its clients and the parties wish to supplement the Agreement as provided herein;

       WHEREAS, since the date of the Agreement, Twentieth Century Securities, Inc. has changed its name to American Century Investment Services, Inc.; and

       WHEREAS, since the date of the Agreement, the Funds have changed their names; and

       WHEREAS, since the date of the Agreement, ACIS has ceased being the Distributor of the Funds; and

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

       I. FUNDS UTIFIZED. The second "Whereas" clause of the Agreement is hereby deleted in its entirety and replaced xvith the following language:

            "WHEREAS, the Company wishes to offer as investrnent options under certain of the Contracts, those mutual funds (each a "Fund" and collectively, the "Funds") listed on Schedule B hereto, each such Fund a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by American Century Variable Portfolios, Inc.; and"

       2. ASSIGNMENT BY COMPANV. ACIS hereby assigns all of its rights and obligations under the Agreement to ACIM, and ACIN4 hereby accepts such assignment. The Company hereby consents to such assignment. After the date of this Amendment, all references to "Distributor" in the Agreement shall be deemed to refer to ACIN4.

       3. COMPENSATION AND EXPENSES. Section 6(b) of the Agreement is hereby deleted in its entirety and replaced with the following language:

       (b) ACIM acknowledges that it derives a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract Owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, AM will pay the Company a fee (the "Administrative Services Fee") equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by the Company under this Agreement, for as long as the average aggregate market value of the investments by the Company in the Funds exceeds $50 million. In the event the average aggregate arnount invested by the Company drops below $50 million, ACIM shall pay Company 20 basis points (0.20%) per annum of the average aggregate amount invested by the Company. For purposes of this Section 6(b), the average aggregate investment amount of Company's investment shall include assets of UNUM Life Insurance Company of America and First UNTJM Life Insurance Company acquired by Company.

       4. SCHEDULES. Schedules A and B to the Agreement are hereby deleted and replaced in their entirety with Schedules A and B attached hereto.

       5. RATIFICATION AND CONFIRMATION OF AGREEMENT. In the event of a conflict between the terms of this Amendment and the Agreement it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

       6. COUNTERPARTS: This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

       7. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

       IN WITNESS WHEREOF, the undersigned have executed this Amendment No. I as of the date first above written.

LINCOLN LIFE & ANNUITY                 AMERICAN CENTURY INVESTMENT
COMPANY OF NEW YORK                    MANAGEMENT, INC.
By:                                    By:
     Name:                                  Name:

     Title:                                 Title:

                                       AMERICAN CENTURY INVESTMENT
                                       SERVICES, INC.

                                       By:
                                             Name:

                                             Title:

                                       SCHEDULE A

                                VARIABLE ANNUITY CONTRACTS
                          AND VARIABLE LIFE INSURANCE POLICIES
                              SUPPORTED BY SEPARATE ACCOUNTS
                                  LISTED ON SCHEDULE B



Group Variable Annuity I Contracts

Group Variable Annuity II Contracts

Group Variable Annuity III Contracts

                                      SCHEDULE B

             SEPARATE ACCOUNTS OF LINCOLN LIFE & ANNUITY COMPANY OF NEW
                                      YORK

                           INVESTING IN CERTAIN FUNDS


SEPARATE ACCOUNT NAME                 AMERICAN CENTURY VP FUND(S) UTILIZED

Lincoln Life & Annuity Variable
       Annuity Account L              VP Capital Appreciation and VP Balanced

                 AMENDMENT NO. 2 TO FUND PARTICIPATION AGREEMENT

         THIS AMENDMENT NO. 2 TO FUND PARTICIPATION AGREEMENT (the "Amendment") is effective as of May 1, 2000, by and among LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK (the "Company") and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC ("ACIM"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

         WHEREAS, the Company and ACIM are parties to that certain Fund Participation Agreement dated September 26, 1996 and amended June 14, 1999 (the "Agreement") in connection with the participation by the Funds in Contracts offered by the Company to its clients and the parties wish to supplement the Agreement as provided herein; and

         WHEREAS, the parties desire to amend the Agreement to add new products, a new separate account and new funds to be made available through the separate account to the Agreement;

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

         1. SCHEDULE A AND SCHEDULE B. Schedules A and B are hereby deleted and replaced in their entirety with Schedules A and B attached hereto.

         2. RATIFICATION AND CONFIRMATION OF AGREEMENT. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

         3. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

         4. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.


LINCOLN LIFE & ANNUITY                      AMERICAN CENTURY INVESTMENT
COMPANY OF NEW YORK                         MANAGEMENT, INC.

By: /s/ Troy D. Panning                     By: /s/ William M. Lyons
   ----------------------------------          -----------------------------
   Name:  Troy D. Panning                      Name: William M. Lyons
   Title: Chief Financial Officer and                -----------------------
          2nd Vice President                   Title: Executive Vice President
                                                     -----------------------

                                   SCHEDULE A

                           VARIABLE ANNUITY CONTRACTS
                      AND VARIABLE LIFE INSURANCE POLICIES
                         SUPPORTED BY SEPARATE ACCOUNTS
                              LISTED ON SCHEDULE B



Group Variable Annuity I Contracts

Group Variable Annuity II Contracts

Group Variable Annuity III Contracts

Lincoln CVUL

Lincoln CVUL Series III

                                   SCHEDULE B

         SEPARATE ACCOUNTS OF LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

                           INVESTING IN CERTAIN FUNDS

SEPARATE ACCOUNT NAME                       AMERICAN CENTURY VP FUND(S) UTILIZED

Lincoln Life & Annuity Variable             VP Capital Appreciation Fund and VP
 Annuity Account L                           Balanced Fund

LLANY Separate Account S for                VP Income & Growth Fund and
 Flexible Premium Variable                   VP International Fund
 Life Insurance

                                   SCHEDULE B

         SEPARATE ACCOUNTS OF LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

                           INVESTING IN CERTAIN FUNDS



SEPARATE ACCOUNT NAME                     AMERICAN CENTURY VP FUND(S) UTILIZED

Lincoln Life & Annuity Variable            VP Capital Appreciation Fund and VP
   Annuity Account L                          Balanced Fund

LLANY Separate Account S for                   VP Income & Growth Fund and
   Flexible Premium Variable                 VP International Fund
   Life Insurance